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                                                                     EXHIBIT 4.1

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT, dated as of August 9, 2001 ("Voting Agreement"), is
                                                         ----------------
by and between Whole Foods Market Group, Inc., a Delaware corporation ("Purchaser"), and Harry A. Blazer ("Stockholder").
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                                   RECITALS

     WHEREAS, concurrent with the execution of this Voting Agreement, Purchaser and Harry's Farmers Market, Inc., a Georgia corporation (the "Company"), are
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parties to an Asset Purchase Agreement, dated of even date herewith (as amended from time to time, the "Purchase Agreement"), pursuant to which Purchaser is
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purchasing certain assets, and assuming certain liabilities, of the Company and its subsidiaries (the "Purchase");

     WHEREAS, the Stockholder is the record or beneficial owner of shares of Class A and Class B common stock of the Company (the "Shares") in the amounts
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set forth on the signature page hereof; and

     WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, Purchaser desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Voting Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Stockholder, intending to be legally bound, hereby agree as follows:

     1.   Certain Definitions.  In addition to the terms defined elsewhere
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herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement. For purposes of this Voting Agreement:

          (a)  "Affiliate" means, as to any specified Person, (i) any
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     stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)  "Beneficially Own" or "Beneficial Owner" or "Beneficial
                ----------------      ----------------      ----------
     Ownership" with respect to any securities means having "beneficial
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     ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.
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          (c)  "Person" means any individual, corporation, partnership, limited
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     liability company, joint venture, association, joint stock company, trust
     (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

     2.   Disclosure.  The Stockholder hereby agrees to permit the Company and
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Purchaser to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Purchaser and the Company reasonably determine to be necessary or desirable in connection with the Purchase and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Voting Agreement.

     3.   Voting of Company Stock.  The Stockholder hereby agrees that, during
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the period commencing on the date hereof and continuing until the first to occur of (a) the Closing or (b) the termination of the Purchase Agreement in accordance with its terms (the "Termination Date"), at any meeting of the
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holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, the Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by him and to which he has the right to vote or to direct the vote, whether heretofore owned or hereafter acquired: in favor of approval of the Purchase, adoption of the Purchase Agreement and any actions required in furtherance thereof and hereof; provided, however, that the terms of the Purchase Agreement shall not have been amended to reduce the Purchase Price to less than $35 million or to impose any specific obligation on the Stockholder that is not imposed uniformly on all stockholders of Seller, except as the Stockholder has agreed in writing. The Stockholder agrees that the obligations under this Voting Agreement are unconditional and will remain in full force and effect notwithstanding that the Company may have received an Acquisition Proposal or that the Board of Directors of the Company may have withdrawn or amended its recommendation and approval of the Purchase. Furthermore, the Stockholder will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or in violation of any provision contained in this Section 3.

     4.   Covenants, Representations and Warranties of the Stockholder.  The
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Stockholder hereby represents and warrants to, and agrees with, Purchaser as follows:

          (a) The Stockholder is the owner or the Beneficial Owner of the number of Shares set forth on the signature page hereto, with no limitations, qualifications or restrictions on his rights under the Shares other than as set forth on the signature page hereto and subject to applicable securities laws and the terms of this Voting Agreement.

          (b) The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement,

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     voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (c) The Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon the Stockholder's execution and delivery of this Voting Agreement.

          5.   Miscellaneous.
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          (a)  Entire Agreement.  This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Certain Events. The Stockholder agrees that this Voting Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

          (c) Assignment. This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Purchaser, in the case of an assignment by the Stockholder, and the Stockholder, in the case of any assignment by Purchaser; provided that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          (d) Amendment and Modification. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

          (e) Severability. Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in

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     any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (f) Specific Performance. The parties hereto agree, recognize and acknowledge that a breach by either of them of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (g) Remedies Cumulative. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j) Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          (k) Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Voting Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or in the United States District Courts located in Wilmington, Delaware if they have or can acquire jurisdiction, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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          (l)  Counterparts.  This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



                        [Signatures on Following Page]

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     IN WITNESS WHEREOF, Purchaser and the Stockholder have caused this Voting
Agreement to be duly executed as of the day and year first above written.

                              Whole Foods Market Group, Inc.


                              By:   /s/ JIM SUD
                                    ----------------------------
                              Name:    Jim Sud
                                    ----------------------------
                              Title:   Vice President
                                    ----------------------------


                                    /s/ HARRY A. BLAZER
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                              Stockholder Name: Harry A. Blazer

                              No. of Class A Common Shares: 38,000: all of which are owned by the Stockholder's wife and of which the Stockholder has no right to vote or direct the vote.

                              No. of Class B Common Shares: 2,050,701: 2,049,400 of which are owned by Harry Blazer, Inc., a company of which the Stockholder is the sole shareholder and director and therefore has the right to direct the vote; and 1,301 of which are owned by the Stockholder and of which he has the right to vote.

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